Exhibit 4.2

COMSTOCK RESOURCES, INC.,
EACH OF THE SUBSIDIARY GUARANTORS PARTY HERETO
and
AMERICAN STOCK TRANSFER & TRUST COMPANY, LLC,
as Trustee

SECOND SUPPLEMENTAL INDENTURE
dated as of March 4, 2021
to
INDENTURE
dated as of June 23, 2020

9.75% Senior Notes due 2026

THIS SUPPLEMENTAL INDENTURE dated as of March 4, 2021 (this “Supplemental Indenture”), is among COMSTOCK RESOURCES, INC., a Nevada corporation, as successor issuer (hereinafter called the “Company”), the SUBSIDIARY GUARANTORS named on the signature pages hereto and American Stock Transfer & Trust Company, LLC, as trustee (hereinafter called the “Trustee”) under the Base Indenture, dated as of June 23, 2020, among the Company, the subsidiary guarantors party thereto and the Trustee, as amended by the First Supplemental Indenture, dated as of June 23, 2020, among the Company, the subsidiary guarantors party thereto and the Trustee (together, as heretofore amended, supplemented or otherwise modified, the “Indenture”). Capitalized terms used in this Supplemental Indenture and not otherwise defined herein shall have the meanings assigned to such terms in the Indenture.

RECITALS

WHEREAS, pursuant to the Indenture, the Company issued the 9.75% Senior Notes due 2026 (the “Notes”) of which $800,000,000 in aggregate principal amount are currently outstanding under the Indenture;

WHEREAS, Section 10.02 of the Indenture provides that the Company, the Subsidiary Guarantors and the Trustee, with consent of the Holders of at least a majority in aggregate principal amount of the then outstanding Notes and upon the request of the Company, may enter into an indenture or indentures supplemental to the Indenture for the purpose of modifying or eliminating any of the provisions of the Indenture or of modifying in any manner the rights of the Holders under the Indenture, subject to the limitations set forth therein;

WHEREAS, pursuant to a tender offer and consent solicitation, the Company has offered (the “Purchase Offer”) to purchase up to $780.0 million in aggregate principal amount of the Notes, together with the 9.75% Senior Notes due 2026 issued under the indenture dated August 3, 2018 (the “Other 2026 Notes”), as amended and supplemented, for the purchase price (including interest to the date of payment) and upon the terms and subject to the conditions set forth in the Offer to Purchase, dated February 18, 2021, for up to $1.250 billion aggregate purchase price of its outstanding Notes, the Other 2026 Notes and the 7.50% Senior Notes due 2025, as the same may be amended, supplemented or modified (the “Purchase Offer Document”);

WHEREAS, in connection with Purchase Offer, the Company solicited consents from the holders of the Notes to amend certain provisions of the Indenture, as set forth in Article I of this Supplemental Indenture (the “Proposed Amendments”);

WHEREAS, the Company desires to make the Proposed Amendments;

WHEREAS, the Company has received and delivered to the Trustee an Act of the Holders containing the requisite consents (the “Consents”) to effect the Proposed Amendments under the Indenture;

WHEREAS, pursuant to Section 10.02 of the Indenture, the Trustee is authorized to execute and deliver this Supplemental Indenture;

WHEREAS, the Company hereby requests that the Trustee join with the Company and the Subsidiary Guarantors in the execution of this Supplemental Indenture; and

WHEREAS, all acts and requirements necessary to make this Supplemental Indenture the legal, valid and binding obligation of the Company and the Subsidiary Guarantors have been done.

NOW, THEREFORE, in consideration of the premises and the covenants and agreements contained herein, and for other good and valuable consideration, the receipt of which is hereby acknowledged, and for the equal and proportionate benefit of the Holders of the Notes, each party hereto hereby agrees as follows:

ARTICLE I
AMENDMENTS TO INDENTURE

Section 1.01    Amendments to Articles 1, 4, 5, and 7. The Indenture is hereby amended as follows:

(a)    The following sections of the Indenture shall be deleted in their entirety and replaced with “RESERVED”:

(i)    Section 4.08, entitled Offer to Purchase by Application of Excess Proceeds;

(ii)    Section 5.07, entitled Limitation on Restricted Payments;

(iii)    Section 5.08, entitled Limitation on Dividends and Other Payment Restrictions;

(iv)    Section 5.09, Limitation on Indebtedness and Disqualified Capital Stock;

(v)    Section 5.10, entitled Limitation on Asset Sales;

(vi)    Section 5.11, entitled Limitation on Transactions with Affiliates;

(vii)    Section 5.12, entitled Limitation on Liens;

(viii)    Section 5.15, entitled Offer to Repurchase Upon Change of Control;

(ix)    Section 5.16, entitled Future Designation of Restricted and Unrestricted Subsidiaries;

(x)    Section 5.18, entitled Limitation on Issuances and Sales of Preferred Stock of Restricted Subsidiaries; and

(xi)    Sections 7.01(f) and 7.01(h), clauses (f) and (h) only of the section entitled Events of Default.

(b)    Failure to comply with the terms of any of the foregoing Sections of the Indenture shall no longer constitute a Default or an Event of Default under the Indenture and shall no longer have any other consequence under the Indenture. Provisions in the Indenture that authorize action by the Company or any Subsidiary Guarantor when permitted by a deleted section or which is to be done in accordance with a deleted section shall be deemed to permit such action unless prohibited by such deleted section or performed in a way consistent with such section, and, otherwise, references in the Indenture to deleted provisions shall also no longer have any effect or consequence under the Indenture.

(c)    Section 4.03 of the Indenture is hereby amended to delete the first sentence and replace it with the following:

At least three Business Days but not more than 60 days before a redemption date (except that redemption notices may be delivered or mailed more than 60 days prior to a redemption date if the notice is issued in connection with a Legal Defeasance, Covenant Defeasance or discharge), the Company shall deliver or cause to be delivered, by first class mail a notice of redemption to each Holder whose Notes are to be redeemed (with a copy to the Trustee) at its registered address (or to the extent permitted or required by applicable Depositary procedures or regulations with respect to Notes in global form, sent electronically).

Section 1.02 Definitions, References. The Indenture is hereby amended by deleting any definitions from the Indenture with respect to which references would be eliminated as a result of the amendments of the Indenture pursuant to Section 1.01 hereof. To the extent any Article, Section, definition or paragraph of the Indenture has been amended or deleted from the Indenture pursuant to Section 1.01 hereof, any reference in any provision of the Indenture or any Note to such Article, Section, definition or paragraph shall be deemed so amended or disregarded in, and be deemed eliminated from, such provisions, as applicable. Except as amended hereby, all of the terms of the Indenture shall remain and continue in full force and effect and are hereby confirmed in all respects.

Section 1.03 Effectiveness of Amendments. The amendments set forth in Section 1.01 hereof shall not become operative until the Trustee shall have received from the Company written confirmation that (i) the Final Settlement Date (as defined in the Purchase Offer Document) has occurred, (ii) the Company has deposited with the Depositary the amount of cash necessary to pay each tendering Holder in the Purchase Offer the Total Consideration (as defined in the Purchase Offer Document), with respect to Notes tendered prior to the Early Tender Date (as defined in the Purchase Offer Document) and the Tender Offer Consideration (as defined in the Purchase Offer Document), with respect to Notes tendered after the Early Tender Date but prior to the Expiration Date (as defined in the Purchase Offer Document) and (iii) the Company has accepted for purchase all Notes validly tendered and not withdrawn in the Purchase Offer.

ARTICLE II
MISCELLANEOUS
Section 2.01 Instruments To Be Read Together. This Supplemental Indenture is executed as and shall constitute an indenture supplemental to and in implementation of the

Indenture, and said Indenture and this Supplemental Indenture shall henceforth be read together. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Notes shall be bound hereby and thereby.

Section 2.02    Confirmation. The Indenture as amended and supplemented by this Supplemental Indenture is in all respects confirmed and preserved.

Section 2.03    Headings. The headings of the Articles and Sections of this Supplemental Indenture have been inserted for convenience of reference only, and are not to be considered a part hereof and shall in no way modify or restrict any of the terms and provisions hereof.

Section 2.04    Effectiveness; Termination. This Supplemental Indenture shall become effective on the date first above written; provided, however, that the amendments to the Indenture set forth in Section 1.01 of this Supplemental Indenture shall become effective only if the conditions set forth in Section 1.03 of this Supplemental Indenture have been satisfied.

Section 2.05    Acceptance by Trustee. The Trustee accepts the amendments to the Indenture effected by this Supplemental Indenture and agrees to execute the trusts created by the Indenture as hereby amended, but only upon the terms and conditions set forth in the Indenture. This Supplemental Indenture constitutes a request of the Company in accordance with Section 9.02(c) of the Indenture.

Section 2.06    Responsibility of Trustee. The recitals and statements contained herein shall be taken as the statements of the Company and the Subsidiary Guarantors, and the Trustee assumes no responsibility for their correctness. The Trustee makes no representations as to the validity, adequacy or sufficiency of this Supplemental Indenture.

Section 2.07    Successors and Assigns. All covenants and agreements in this Supplemental Indenture by the Company and the Subsidiary Guarantors shall bind their respective successors and assigns, whether so expressed or not. All agreements of the Trustee in this Supplemental Indenture shall bind its successor.

Section 2.08    Severability. In case any provision in this Supplemental Indenture or in the Notes or the Guarantees shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby, and a Holder shall have no claim therefor against any party hereto.

Section 2.09    Benefits of Supplemental Indenture. Nothing in this Supplemental Indenture, express or implied, shall give to any Person (other than the parties hereto, any Paying Agent, any Registrar and their successors hereunder and the Holders) any benefit or any legal or equitable right, remedy or claim under this Supplemental Indenture.

Section 2.10    Governing Law. THIS SUPPLEMENTAL INDENTURE IS GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

Section 2.11    Counterparts. The parties hereto may sign any number of copies of this Supplemental Indenture. This Supplemental Indenture may be signed in counterparts and by the different parties hereto in separate counterparts, each of which shall constitute an original and all of which together shall constitute one and the same instrument. The exchange of copies of this Supplemental Indenture and of signature pages by facsimile or portable document format (.pdf) transmission shall constitute effective execution and delivery of this Supplemental Indenture as to the parties hereto and may be used in lieu of the original Supplemental Indenture for all purposes. Signature of the parties hereto transmitted by facsimile or .pdf shall be deemed to be their original signatures for all purposes.

[Signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed, all as of the date first written above.

COMPANY:

COMSTOCK RESOURCES, INC.

By: /s/ Roland O. Burns
Name: Roland O. Burns
Title: President, Chief Financial Officer and Secretary

SUBSIDIARY GUARANTORS:

COMSTOCK OIL & GAS, LLC

By: /s/ Roland O. Burns
Name: Roland O. Burns
Title: President, Chief Financial Officer and Secretary

COMSTOCK OIL & GAS - LOUISIANA, LLC

By: /s/ Roland O. Burns
Name: Roland O. Burns
Title: President, Chief Financial Officer and Secretary

TRUSTEE:

AMERICAN STOCK TRANSFER & TRUST COMPANY, LLC, AS TRUSTEE

By: /s/ Paul H. Kim
Name: Paul H. Kim
Title: Asst. General Counsel